Exhibit 10.24

CONFIDENTIAL

CRITICAL PERSONNEL AGREEMENT

This Critical Personnel Agreement ("Agreement") is between Nikki Kobliha ("Employee") and PacifiCorp ("Company"). Employee possesses skills that are important to the continued success of the Company and the Company desires to provide an incentive for the Employee through the Critical Personnel plan.

In consideration of the mutual promises made herein, Employee and Company agree as follows:

1.The Term of this Agreement shall begin on December 31, 2023 and end on December 31, 2026.

2.Employee commits that Employee will faithfully execute the duties and responsibilities of their position as VP, CFO & Treasurer PacifiCorp, or other position as mutually agreed by Employee and the Company, for the Company ("the Position").

3.Paragraph 4 of this Agreement sets forth the Awarded Amount and associated Installment Payments that Employee will earn under this Agreement (subject to Paragraphs 5, 6 and 10) by remaining employed in good standing in the Position as of each December 31 ("the Annual Date") immediately preceding the specified Payment Date(s). Employee will not be considered to be employed in good standing on the Annual Date and will not be paid a critical personnel payment on the Payment Date(s), if any of the following has occurred as of that Annual Date: (a) the Company has notified Employee in writing that Employee is not performing the duties in the Position at a level that meets the Company's expectations and Employee has failed to remedy their performance to the reasonable satisfaction of the Company; (b) Employee is deceased; or (c) Employee has become medically unable to perform the essential functions of the Position, and there is no reasonable accommodation that would enable such performance. In the event of (b) or (c), the Company will pay a prorated portion of the next Installment Payment as defined in paragraph 4, based on the number of days that have elapsed in the period before Employee ceases to work as a result of being deceased or medically unable to work.
4.Subject to Paragraphs 3, 5, 6 and 10, Employee will be awarded a critical personnel payment totaling $1,900,134 (the "Awarded Amount"). The Awarded Amount will be earned on the Annual Date in accordance with the applicable Installment Payment schedule. Payments will occur in four installments on the first payroll cycle in January 2024 in the amount of $380,027, in January 2025 in the amount of $380,027, in January 2026 in the amount of $380,027, and in January 2027 in the amount of $760,054 (each an "Installment Payment" and each a "Payment Date").

5.If during the Term of this Agreement (1) Employee voluntarily terminates employment other than for Good Reason (as defined below) or (2) the Company terminates Employee's employment for Cause, or material violation of the Company's policies or the terms of this Agreement, including for the reasons specified in Paragraphs 6 and 10, as determined by the Company in its reasonable discretion (each, a termination for "Cause"), then Employee will forfeit the right to any unpaid Installment Payment under this Agreement. Employee will have terminated employment for Good Reason if the Company or its direct affiliates engages in fraudulent or gross misconduct. If Employee terminates their employment for Good Reason, or the Company terminates Employee without Cause, the remaining Installment Payment(s) pursuant to Paragraph 4 shall be paid in full to Employee in the first payroll cycle after any such termination of Employee's employment.

6.If Employee is under investigation by the Company as of an Annual Date, the Installment Payment due immediately thereafter may be withheld by the Company until the conclusion of the investigation. If the Company reasonably determines that Employee has engaged in fraudulent or intentional misconduct related to or materially affecting the Company's business operations or the Employee's duties at the Company, the Company may, in its discretion, based on the facts and circumstances surrounding the misconduct, withhold payment from Employee. The Company's right to withhold an Installment Payment pursuant to this Paragraph shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline Employee's misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

7.The Awarded Amount payable under this Agreement is in lieu of an annual incentive bonus or long-term incentive plan award to which Employee may be entitled. The Awarded Amount payable under this Agreement will be treated as compensation for purposes of computing Employee's benefits under employee benefit retirement and welfare plans or paid time off programs sponsored by the Company.

8.Employee acknowledges that this Agreement does not constitute a guarantee of future employment and in no way limits the right of the Company to terminate Employee's employment at any time and for any reason during or after the Term of this Agreement.

9.Employee understands that this Agreement constitutes the entire agreement with respect to Employee's critical personnel payment and that the Agreement may not be amended except by an instrument in writing signed by both Employee and the Company. This agreement will be subject to and governed by the laws of the state of Oregon.

10.Employee understands and agrees that the existence and terms of this Agreement are to be kept confidential by Employee, and they are not to be revealed to other employees. Breach of confidentiality will result in the forfeiture of any Installment Payment(s) not yet earned and paid and will obligate Employee to repay any Installment Payment(s) already paid. The requirements of this paragraph shall continue in full force after the expiration or termination of the Agreement.

11.To the fullest extent permitted by law, each of the parties hereto waives any right it may have to a trial by jury in respect to litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party further waives any right to consolidate any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

COMPANY
By:	/s/ Cindy A. Crane	Date:	12/1/23
Print Name:	Cindy A. Crane	Title:	PacifiCorp CEO

EMPLOYEE
By:	/s/ Nikki Kobliha	Date:	12/1/23
Print Name:	Nikki Kobliha